Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 277-5162 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463
Bel Reports First Quarter Results

JERSEY CITY, New Jersey, April 27, 2005 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the first quarter of 2005.

For the three months ended March 31, 2005, revenue increased 7% to $45,438,000 from $42,357,000 for the first quarter of 2004. Net earnings were $4,313,000, or $0.37 per diluted share, compared to $4,655,000, or $0.41 per diluted share, for the same period last year.

"We were pleased by the increase in revenue, especially because the first quarter was our weakest quarter of the year in both 2003 and 2004. Gross margin was reduced slightly compared to prior year by an unfavorable mix of sales, although the unusually high tax rate due to an accrual for higher taxes in Asia was primarily responsible for the decline in earnings for the quarter," said Daniel Bernstein, Bel's President.

Bernstein continued, "The acquisition of Galaxy Power Inc. we completed on March 23, 2005 brought to Bel a strong team of engineering professionals and an extensive line of custom power products that have proven themselves in the marketplace. We already have eliminated approximately $600,000 of annualized overhead costs, and we anticipate additional savings as we integrate the Galaxy facility and its portfolio of power products into Bel's global manufacturing and sales channels."

Bernstein added, "On April 4, 2005, Bel reiterated its interest in pursuing a business combination with Artesyn Technologies, Inc., and our willingness to begin negotiations. However, in light of the recent Galaxy acquisition and additional investments in our power group, we also notified Artesyn that we would not remain open to such discussions indefinitely and that a failure of Artesyn to respond in a timely manner could diminish Bel's valuation of Artesyn. As of today there has been no response from Artesyn."

At March 31, 2005, Bel had cash, cash equivalents and marketable securities of approximately $88,600,000, working capital of approximately $115,300,000, a current ratio of 4-to-1, total long-term debt of $6,000,000 (of which $2,000,000 is current) and shareholders' equity of approximately $179,800,000.

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack7s), modules (DC/DC converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

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Bel Reports First Quarter Results
April 27, 2005
Page Two

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of twenty days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21230084 after 1:00 p.m. EDT.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed (including the statements regarding expected savings from the Galaxy acquisition) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote businesses that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
($ 000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2005	2004
	(unaudited)

Net Sales	$45,438	$42,357

Cost of expenses:
Cost of sales	32,689	29,791
Selling, general and administrative expenses	7,221	6,951

Income from operations	5,528	5,615

Other income - net	159	48

Earnings before income tax provision	5,687	5,663
Income tax provision	1,374	1,008

Net earnings	$4,313	$4,655

Net earnings per common share
Basic	$0.37	$0.42
Diluted	$0.37	$0.41

Weighted average common shares outstanding
Basic	11,372	11,204
Diluted	11,507	11,455

CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000s omitted)
	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2005	2004	LIABILITIES & EQUITY	2005	2004
	(unaudited)	(audited)		(unaudited)	(audited)
Current assets	$156,744	$159,768	Current liabilities	$41,485	$32,144

Property, plant &
equipment - net	41,446	41,245	Long-term liabilities	6,482	6,762

Goodwill, net	22,483	9,882	Deferred income taxes	532	410

Intangibles &
and other assets	7,583	6,882	Stockholders' equity	179,757	178,461
Total assets	$228,256	$217,777	Total liabilities & equity	$228,256	$217,777